Exhibit 99.1

Betty Newboe (technical media) 408.563.0647
David Miller (business media) 408.563.9582
Randy Bane (financial community) 408.986.7977

Applied Materials Acquires HCT Shaping Systems to Expand

Solar Manufacturing Solutions

SANTA CLARA, Calif., August 23, 2007 – Applied Materials, Inc. today announced that it has completed the acquisition of HCT Shaping Systems SA (HCT), the world’s leading supplier of precision wafering systems for manufacturing crystalline silicon (c-Si) substrates for the solar industry. The acquisition expands Applied’s portfolio of solutions for helping solar customers reduce the costs of manufacturing photovoltaic (PV) cells to make solar energy more competitive with grid electricity.

Under the terms of the agreement, originally announced on June 26, 2007, Applied paid approximately CHF 583 million (or approximately US$483 million) in cash for all of the outstanding shares of HCT, a privately-held company based in Switzerland.

“This acquisition, combined with our strong production technology and global support infrastructure, will enable us to bring crystalline silicon solar manufacturing to a new level of efficiency and help drive down the cost-per-watt of solar power,” said Mike Splinter, president and CEO of Applied Materials. “HCT’s technology is critical to our roadmap since it complements our high-throughput deposition systems and will enable customers to scale up production and reduce costs.”

HCT is now part of Applied’s new Precision Wafering Systems division, operating under the Solar Business Group headed by Charles Gay. Stefan Schneeberger, who has been appointed vice president and general manager of the Precision Wafering Systems division, commented, “We are excited to be part of Applied Materials. Our roadmaps are aligned with the goal of bringing new and advanced manufacturing technologies to reduce the cost of solar energy. Together, we will help customers to continuously reduce the grams of silicon needed per watt, while significantly improving their productivity.”

This press release contains forward-looking statements relating to Applied’s acquisition of HCT and expected benefits of the transaction, and Applied’s product capabilities and solar strategy. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the successful integration and performance of the acquired business; broadening of demand for emerging applications such as solar, which is subject to many factors, including global economic and market conditions, the cost-effectiveness and performance of PV products compared to other energy sources, technological innovations, availability and cost of polysilicon, evolving industry standards, changing customer and end-user requirements, incentives for alternative energy development, and geopolitical uncertainties; Applied’s ability to (i) accurately predict the characteristics of, and capitalize on opportunities in, the PV market, (ii) successfully adapt its existing products and develop and commercialize new products that enable increased solar cell efficiency and lower cost, (iii) recruit, incentivize and retain key employees, (iv) obtain and protect intellectual property rights in key technologies, (v) develop, deliver and support a broad range of products, and (vi) maintain effective cost controls and timely align its cost structure with business conditions; difficulties in production planning and execution; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of August 23, 2007, and Applied undertakes no obligation to update any such statements.

Applied Materials, Inc.

August 23, 2007

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

# # #